Exhibit 99.1

Contact:	Rick Matthews
Rubenstein Associates
(212) 843-8267

Capital Trust Announces $50 Million Placement of Trust Preferred Securities

New York, NY – February 10, 2006 – Capital Trust, Inc. (NYSE: CT) announced today that it has sold $50 million of Trust Preferred Securities through its consolidated statutory trust subsidiary, CT Preferred Trust I. The subsidiary’s assets consist solely of $51,550,000 of junior subordinated notes concurrently issued by Capital Trust with terms that mirror the Trust Preferred Securities.

The Trust Preferred Securities have a 30-year term ending April 2036, are redeemable at par on or after April 30, 2011 and pay distributions at a fixed rate of 7.45% (7.53% including the amortization of fees and expenses) for the first ten years ending April 2016 and thereafter, at a floating rate of three month LIBOR plus 2.65% (LIBOR plus 2.73% including the amortization of fees and expenses). Proceeds from the issuance will be used to fund future investment activity.

The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager through its CT Mezzanine Partners family of funds. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The company is headquartered in New York City.